Exhibit 10.30

February 8, 2007

Richard A. Aurelio

460 Indian Springs Road

Jackson, Wyoming 83001

Dear Dick:

This letter confirms our agreement that the letter agreement dated January 2, 2006 (the “Agreement”), between you and Varian Semiconductor Equipment Associates, Inc. (“VSEA”) is hereby amended to extend the Term (as defined therein) until December 31, 2007. For the sake of clarity, pursuant to paragraph 4 of the Agreement, in consideration for your service as VSEA’s Non-Executive Chairman during the period beginning January 1, 2007 and ending on December 31, 2007, VSEA shall pay you $200,000, paid periodically during this Term in the same intervals as VSEA’s payroll practices.

Please sign below and return a copy of this letter to confirm your agreement with the above.

Very Truly Yours,

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

By:	/s/ Eric Chen
Name:	Eric Chen
Title:	Chair, Nominating and Corporate Governance Committee

AGREED:

/s/ Richard A. Aurelio
Richard A. Aurelio